EXHIBIT 2.1

AGREEMENT FOR PURCHASE AND SALE
among
Toreador Resources Corporation,
Toreador Exploration & Production Inc. and
Toreador Acquisition Corporation
as Sellers
and
RTF Realty Inc.
as Buyer
August 2, 2007

EXHIBIT 2.1
AGREEMENT FOR PURCHASE AND SALE
     This Agreement for Purchase and Sale (“Agreement”) is made and entered into on this the 2nd day of August, 2007, between Toreador Resources Corporation, a Delaware corporation (“Toreador”), Toreador Exploration & Production, a Texas corporation (“Toreador Exploration”) and Toreador Acquisition Corporation, a Delaware corporation (“Toreador Acquisition”) (each of Toreador, Toreador Exploration and Toreador Acquisition being a “Seller” and collectively, being the “Sellers”), and RTF Realty, Inc., a Texas corporation (“Buyer”).
1. Sale and Purchase of the Properties. Subject to the terms and conditions and for the consideration herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers agree to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Sellers at Closing, effective as of 12:01 a.m. at the location of each of the Oil and Gas Properties on September 1, 2007 (the “Effective Date”), all of the interest of Sellers in and to the properties described in Sections 1.1.1 through 1.1.9 as they exist on the Effective Date (the “Properties”):
          1.1 The Properties.
          1.1.1 Oil and Gas Properties. All properties described on Exhibit 1.1.1 whether the interest of Sellers in such properties is fee interests, leasehold interests, licenses, concessions, working interests, farmout rights, royalty, overriding royalty or other non-working or carried interests, operating rights or other mineral rights of every nature and any rights that arise by operation of law or otherwise in all properties and lands pooled, unitized, communitized or consolidated with such properties (the “Oil and Gas Properties”).
          1.1.2 Wells. All oil, condensate or natural gas wells, water source wells, and water and other types of injection wells either located on the Oil and Gas Properties or used or held for use in connection with the Oil and Gas Properties under a Surface Contract, whether producing, operating, shut-in or temporarily abandoned (the “Wells”).
          1.1.3 Severed Substances. All severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Oil and Gas Properties and either (a) in storage tanks on the Effective Date or (b) sold on or after the Effective Date (the “Substances”).
          1.1.4 Surface Contracts. All leases, easements, privileges, permits, servitudes, options, orders right-of-way agreements, licenses or other agreements relating to the use or ownership of surface and subsurface properties and structures that are used or held for use in connection with the exploration, production or development of Substances from the Oil and Gas Properties (the “Surface Contracts”).
          1.1.5 Equipment. All equipment, fixtures, physical facilities or interests therein (including but not limited to wellhead equipment, casing and tubing, production, storage, treating, dehydration and salt-water disposal fixtures, gathering lines, pipelines,

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compressors and gas plants) of every type and description to the extent that the same are used or held for use in connection with the ownership or operation of the Properties and are located on the Oil and Gas Properties (the “Equipment”).
          1.1.6 Information and Data. All abstracts of title, title opinions, title reports, title policies, title files, lease and land files, ownership records, maps, surveys, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological and geophysical and engineering records, interpretations and other analyses, compilations, correspondence, magnetic tapes, filings with and reports to regulatory agencies, other technical data, books, records and all other documents and instruments to the extent they are directly related to the Oil and Gas Properties and the transfer thereof is not prohibited by any existing contractual obligations (the “Data”).
          1.1.7 Contracts. All contracts, commitments, agreements and arrangements that in any way relate to the Properties and the production, storage, treatment, transportation, processing, purchase, sale, disposal or other disposition of Substances therefrom and any and all amendments, ratifications or extensions of the foregoing, to the extent that any of the foregoing relate to periods on or after the Effective Date (the “Contracts”) and all rights to make claims and receive proceeds under any insurance policy held by or on behalf of any Seller in connection with the Properties for any claim that arises from the Effective Date through the Closing Date in connection with the Properties.
          1.1.8 Permits. All franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights, that relate to the Properties or the ownership or operation of any thereof (the “Permits”).
          1.1.9 Payment Rights. All (a) accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code of Texas) attributable to the Properties with respect to any period of time after the Effective Date; and (b) liens and security interests in favor of any Seller, whether choate or inchoate, under any law, rule or regulation or under any of the Contracts (i) arising from the ownership, operation or sale or other disposition on or after the Effective Date of any of the Properties or (ii) arising in favor of any Seller as the operator of certain of the Oil and Gas Properties.
          1.2 Excluded Assets. As used herein, “Excluded Assets” means (1) all trade credits and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Properties with respect to any period of time prior to the Effective Date; (2) all claims and causes of action of any Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date, (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Date (including claims for adjustments or refunds), or (iii) with respect to any of the Excluded Assets; (3) all rights and interests of any Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any

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insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date; (4) all Substances produced and sold from the Oil and Gas Properties with respect to all periods prior to the Effective Date, together with all proceeds from or of such Substances; (5) claims of any Seller for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Date, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets; (6) all amounts due or payable to any Seller as adjustments to insurance premiums related to the Properties with respect to any period prior to the Effective Date; (7) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Properties for any period prior to the Effective Date, or (ii) any Excluded Assets; (8) all personal computers and associated peripherals and all radio and telephone equipment; (9) all of Sellers’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (10) all of Sellers’ interpretations of geological and geophysical data; (11) all documents and instruments of Seller that may be protected by an attorney-client privilege; (12) data that cannot be disclosed or assigned to Buyer as a result of confidentiality arrangements under agreements with persons unaffiliated with any Seller; (13) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Date or to any of the Excluded Assets; (14) Sellers’ financial and accounting information other than the Data or any other financial and accounting records delivered to Buyer in connection with Buyer’s due diligence investigation of the Properties; and (15) (i) lists of prospective purchasers of the Properties, (ii) bids submitted by other prospective purchasers of the Properties and any correspondence or other documents related to such bids.
2. Purchase Price.
          2.1 Basic Amount. The purchase price for the Properties, subject to adjustment as provided in Section 2.3, shall be $19,075,000.00 (the “Purchase Price”) The Purchase Price as adjusted pursuant to Section 2.3 is referred to in this Agreement as the “Adjusted Purchase Price.”
          2.2 Performance Deposit. Buyer has tendered to the Sellers a cash performance deposit of $1,000,000.00 (the “Performance Deposit”). The Performance Deposit shall be deposited by the Sellers in an interest bearing account. If the Closing occurs, the Performance Deposit and any interest earned thereon shall be kept by the Sellers and applied to the Purchase Price. The Performance Deposit and any interest earned thereon shall be returned to Buyer only in accordance with Section 11.2.
          2.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted as provided in this Section 2.3.
          2.3.1 The Purchase Price shall be increased by the following amounts (without duplication):
          (a) An amount equal to the costs and expenses that are (i) attributable to the Properties for the period from the Effective Date to the Closing Date (the “Closing Period”), (ii) charged to any Seller under a Contract and (iii) paid by any

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Seller (whether before or after the Effective Date), including, without limitation, bond and insurance premiums paid by or on behalf of any Seller attributable to coverage during the Closing Period.
          (b) With regard to the properties set forth on Schedule 2.3.1 (b), an amount equal to the interest of any Seller in the quantity of Substances produced from the Oil and Gas Properties in the tanks above the pipeline connection on the Effective Date multiplied by (i) with respect to oil, the posted price for such oil on the Effective Date and (ii) with respect to liquids, the posted price for such liquids, net of all applicable taxes.
          (c) If any Seller is named as the operator under a joint operating agreement covering any of the Oil and Gas Properties, an amount equal to the costs and expenses paid by any Seller on behalf of the other joint interest owners that is attributable to periods after the Effective Date.
          (d) The amount of all taxes prorated to Buyer in accordance with Section 13.2.
          2.3.2 The Purchase Price shall be decreased by the following amounts (without duplication):
          (a) An amount equal to the proceeds received by any Seller for the sale during the Closing Period of Substances, net of all applicable taxes not reimbursed to any Seller by a purchaser of Substances.
          (b) An amount equal to (i) the proceeds received by any Seller for the disposition during the Closing Period of the Properties (other than Substances); (ii) the value of the Properties retained by any Seller because of a Casualty Loss affecting such Properties or, in the alternative, the insurance proceeds received by such Seller for such loss, all as provided in Section 10; and (iii) all other proceeds received by any Seller from whatever source derived that relate to the Properties and are attributable to periods on or after the Effective Date.
          (c) The amount of all taxes prorated to any Seller in accordance with Section 13.2.
          2.4 Closing Statement. Sellers shall deliver to Buyer, not less than five (5) Business Days before the Closing Date, a statement (the “Closing Statement”) setting forth the adjustments to the Purchase Price provided in Section 2.3, using good faith estimates where actual amounts are not known at the Closing. Sellers shall furnish to Buyer, together with such Closing Statement, copies of back-up and other supporting information that reasonably supports such computation. The Closing Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry.
3. Representations and Warranties of Seller. Each Seller, jointly and severally, represents and warrants to Buyer as follows:

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          3.1 Organization. Each of Toreador and Toreador Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Toreador Exploration is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.
          3.2 Authority and Authorization. Each Seller has full power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated hereby shall be, at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of each Seller.
          3.3 Enforceability. This Agreement has been duly executed and delivered on behalf of each Seller and constitutes the legal, valid and binding obligation of each Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes, or other similar laws affecting the rights of creditors generally or equitable principles (collectively, “Equitable Limitations”). At the Closing all documents and instruments required hereunder to be executed and delivered by each Seller shall be duly executed and delivered and shall constitute legal, valid and binding obligations of each Seller enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.
          3.4 Conflicts. The execution and delivery of this Agreement by each Seller does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of each Seller’s corporate bylaws, or (b) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to each Seller.
          3.5 Title.
          3.5.1 Sellers are the record and beneficial owners of, and upon consummation of the transactions contemplated hereby Buyer will acquire title to the Properties free and clear of all liens, other than (a) those that may arise by virtue of any actions taken by or on behalf of Buyer, (b) liens for taxes or assessments not yet due or not yet delinquent; (c) liens of operators or contractors relating to obligations not yet due or not yet delinquent or if delinquent, that are being contested by Sellers in good faith in the normal course of business; or (d) liens to be released at Closing.
          3.5.2 Sellers have not received written notice of any adverse claim to the title of any of the Properties. And to Seller’s knowledge, there are no existing facts or circumstances that would be reasonably likely to give rise to such claims.
          3.5.3 The Oil and Gas Properties constitute all of the domestic oil and gas properties of Sellers.
          3.6 Accuracy of Information. To the knowledge of Sellers, all Data, accounting and financial books, records or files, operating and other information made available by

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Sellers to Buyer prior to the Closing Date are true, accurate and complete in all material respects.
4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:
          4.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.
          4.2 Authorization and Authority. The execution and delivery of this Agreement have been and the performance of this Agreement and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of Buyer. Buyer has full power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement and to perform its other obligations under this Agreement.
          4.3 Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations. At the Closing all documents required hereunder to be executed and delivered by Buyer shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.
          4.4 Conflicts. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of Buyer’s governing documents or (b) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Buyer.
          4.5 Reliance. Prior to executing this Agreement, Buyer has been afforded an opportunity: (a) to examine the Properties and such materials as it has requested to be provided to it by Sellers; (b) to discuss with representatives of Sellers such materials and the nature and operation of the Properties; and (c) to investigate the condition, including subsurface condition, of the Oil and Gas Properties and Surface Contracts and the condition of the Equipment. In entering into this Agreement, Buyer has relied solely on the express representations and covenants of Sellers in this Agreement, its independent investigation of, and its judgment with respect to, the Equipment and the other Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by, Sellers.
          4.6 Qualified Leaseholder. At and after Closing, Buyer expects to satisfy and shall satisfy the area-wide bonding and any other bonding requirements of all governmental authorities having jurisdiction over the Properties. Buyer is, and, after the Closing, is

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expected to continue to be, otherwise qualified to own the Properties. The consummation of the transactions contemplated hereby will not cause Buyer to be disqualified to be an owner of the Oil and Gas Properties.
          4.7 Qualified Purchaser. Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Buyer is acquiring the Properties for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.
          4.8 Available Funds. Buyer has arranged to and shall have available by the Closing Date sufficient funds to enable the payment to Sellers by wire transfer, the Adjusted Purchase Price in accordance with Agreement, and to otherwise perform Buyer’s obligations under this Agreement.
5. Covenants of Sellers Pending Closing.
          5.1 Conduct of Business Pending Closing. Except as set forth in Section 5.3, each Seller covenants that from the date hereof to the Closing Date, except (a) as provided herein, (b) as required by any obligation, agreement, lease, contract, or instrument referred to on any Exhibit hereto, or (c) as otherwise consented to in writing by Buyer, such Seller will:
     5.1.1 Not (a) operate or in any manner incur obligations with respect to, or undertake any transactions relating to, the Properties other than transactions (i) in such Seller’s normal, usual and customary manner, (ii) of a nature and in an amount consistent with prior practice, and (iii) in the ordinary and regular course of business of owning and operating the Properties; (b) dispose of, encumber or relinquish any of the Properties, (other than relinquishments resulting from the expiration of leases that Seller has no right or option to renew); or (c) waive, compromise or settle any right or claim that would adversely affect the ownership, operation or value of any of the Properties after the Effective Date.
     5.1.2 Use commercially reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Properties.
     5.1.3 Make or give all notifications, filings, consents or approvals, from, to or with all governmental authorities, and take all other actions reasonably requested by Buyer, necessary for, and cooperate with Buyer in obtaining, the issuance, assignment or transfer, as the case may be, by each such authority of such Permits (including Environmental Permits) as may be necessary for Buyer to own and operate the Properties following the consummation of the transactions contemplated in this Agreement.
     5.1.4 Maintain in effect insurance providing the same type coverage, in the same amounts with the same deductibles as the insurance maintained in effect by such Seller or its affiliates on the Effective Date.

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          5.2 Access. Each Seller shall afford to Buyer and its authorized representatives, from the date hereof until the Closing Date (or up to 120 days after the Closing Date as may be reasonably necessary in connection with the preparation of the Final Settlement Statement), during normal business hours, reasonable access to the Properties and to such Seller’s accounting and financial books, records or files, title, contract, corporate and legal materials and operating data and information available as of the date hereof that is in any way related to the Properties and that becomes available to such Seller at any time prior thereto, other than any documents that are protected by an attorney-client privilege.
          5.3 Superior Proposal. Between the date of this Agreement and the Closing Date, the Sellers and their directors (to the extent acting in their capacity as such), officers, employees, Affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended), financial advisors and other advisors or representatives (collectively, the “Representatives”) shall not directly, knowingly or intentionally (i) initiate, solicit and encourage any Purchase Proposal (as defined below), including by way of providing access to non-public information pursuant to confidentiality agreements; or (ii) enter into, continue or maintain discussions or negotiations with respect to any Purchase Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations. If between the date of this Agreement and the Closing Date, the Sellers receive any Purchase Proposal that the Toreador Board of Directors (the “Toreador Board”) (i) concludes in good faith constitutes a transaction that is more favorable to Toreador’s stockholders, from a financial point of view and taking into account all legal, financial, regulatory and other aspects of the proposal, than the transactions contemplated by this Agreement (including any proposed alterations of the terms of this Agreement submitted by Buyer in response to a Superior Proposal Notice (as defined below)), (ii) after consultation with outside legal counsel, concludes in good faith that the failure to take such action would constitute a breach by the Toreador Board of its fiduciary duties to the Toreador stockholders under applicable law, and (iii) after entering into a confidentiality agreement with Buyer, provides a written notice to Buyer of the Sellers’ intention to accept such Purchase Proposal (each such Purchase Proposal being referred to as a “Superior Proposal” and collectively, as “Superior Proposals”), which notice (a “Superior Proposal Notice”) shall describe the material terms and conditions of the Superior Proposal, then on or after the fifth Business Day (the five Business Day period being referred to as the “Negotiation Period”) after Buyer’s receipt of such Superior Proposal Notice so long as such Superior Proposal is similar in all material respects to the Superior Proposal described in the Superior Proposal Notice, the Sellers may enter into a binding agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 11.1; provided, however, during the applicable five Business Day Negotiation Period after Buyer receives the Superior Proposal Notice, the Sellers shall be obligated to negotiate in good faith with the Buyer (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the Superior Proposal would no longer be determined in good faith by the Toreador Board, in consultation with its financial advisors, to be a Superior Proposal. As used in this Agreement, the term “Purchase Proposal” shall mean any offer, agreement, proposal or indication of interest (other than this Agreement) relating to or involving the acquisition or purchase from Sellers of all or any portion of the Properties.
          5.4 Closing Conditions. Each Seller shall cause all the representations and warranties of Seller contained in this Agreement to be true and correct in all material respects on

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and as of the Closing Date. Except as set forth in Section 5.3, to the extent the conditions precedent to the obligations of Buyer are within the control of such Seller, such Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, except as set forth in Section 5.3, to the extent the conditions precedent to the obligations of Buyer are not within the control of such Seller, such Seller shall use its commercially reasonable efforts to cause such conditions to be satisfied on or prior to the Closing Date.
6. Covenants of Buyer Pending Closing.
          6.1 Closing Conditions. Buyer shall cause all the representations and warranties made by Buyer and contained in this Agreement to be true and correct in all material respects on and as of the Closing Date. To the extent the conditions precedent to the obligations of Sellers are within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Sellers are not within the control of Buyer, Buyer shall use commercially reasonable efforts to cause such conditions to be satisfied on or prior to the Closing Date.
          6.2 Preparation of Assignment Documents. Between the date of this Agreement and the Closing Date, Buyer shall prepare for execution by Sellers Assignments of Leases and Bill of Sale substantially in the form of Annex III sufficient to convey to Buyer the Properties; provided, however; the Sellers shall use its commercially reasonable efforts to assist Buyer is preparation of such documents.
7. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions:
          7.1 Representations and Warranties. The representations and warranties by Sellers set forth in this Agreement were true and correct in all material respects on the date of this Agreement and are true and correct in all material respects as of the Closing Date except for changes therein specifically contemplated by this Agreement and except to the extent the failure of any such representations and warranties to be true and correct would not reasonably be expected to cause a material adverse effect on Sellers or the Properties excluding (a) any general, regional, industry-wide, economic, or political event, occurrence, development, or condition (including, without limitation, the price of Substances), whether domestic or international, and (b) any change in the condition of any portion of the Oil and Gas Properties during the period from the date of this Agreement through the Effective Date resulting from normal depletion of hydrocarbon reserves.
          7.2 Compliance. Sellers shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing.
          7.3 No Pending Suits. On the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

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     7.4 No Material Adverse Change. During the period between the execution of this Agreement and the Closing Date, there shall be no event, occurrence, development, or condition that is materially adverse to the Oil and Gas Properties taken as a whole, excluding (a) any general, regional, industry-wide, economic, or political event, occurrence, development, or condition (including, without limitation, the price of Substances), whether domestic or international, and (b) any change in the condition of any portion of the Oil and Gas Properties during the period from the date of this Agreement through the Effective Date resulting from normal depletion of hydrocarbon reserves.
8. Conditions Precedent to the Obligations of Seller. The obligations of Sellers to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions:
     8.1 Representations and Warranties. The representations and warranties by Buyer set forth in this Agreement were true and correct in all material respects on the date of this Agreement and are true and correct in all material respects as of the Closing Date except for changes therein specifically contemplated by this Agreement.
     8.2 Compliance. Buyer shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing.
     8.3 No Pending Suits. At the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     8.4 Fairness Opinion. Prior to the Closing Date, Toreador shall have received a written opinion from Morgan, Keegan & Company to the effect that as of the date of such opinion, the transactions contemplated by the Agreement are fair to the holders of Toreador common stock and such opinion shall not have been withdrawn or adversely modified on or prior to the Closing Date.
     8.5 No Superior Proposal. Sellers shall not have terminated this Agreement pursuant to Section 5.3.
9. Closing.
     9.1 The Closing. The assignment and purchase of the Properties pursuant to this Agreement shall be consummated (the “Closing”) in Dallas, Texas at the offices of Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202 before 5:00 p.m. on August 31, 2007, unless extended pursuant to Sections 11.2.1 or 11.2.2 or otherwise agreed by Sellers and Buyer (the “Closing Date”).

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     9.2 Documents to be Delivered at Closing.
     9.2.1 At the Closing, Sellers shall deliver to Buyer the following instruments, dated the Closing Date, properly executed by authorized officers of Sellers and, where appropriate, acknowledged:
     (a) Counterparts of an Assignment of Leases and Bill of Sale substantially in the form of Annex III sufficient to convey to Buyer the Properties;
     (b) Such other instruments as are necessary to effectuate the conveyance of the Properties to Buyer;
     (c) Letters in lieu of division orders addressed to each purchaser of the Substances;
     (d) Any forms promulgated by the appropriate governmental authority and completed by Buyer designating Buyer as the operator of the Wells included in the Properties that any Seller is required to execute by the governmental authority and any forms promulgated by the appropriate governmental authority and completed by Buyer designating Buyer as the operator of the Equipment included in the Properties; and
     (e) A certificate in the form of Annex I.
     9.3 Possession. At the Closing, Seller shall deliver to Buyer at Buyer’s offices all of the Data and shall deliver to Buyer possession of the other Properties.
     9.4 Payment of Purchase Price. At the Closing, against delivery of the documents and materials described in Section 9.2, Buyer shall pay to Seller the estimated Adjusted Purchase Price by wire transfer of immediately available funds.
10. Casualty Loss. As used herein, the term “Casualty Loss” shall mean, with respect to all or any major portion of any of the Properties, any destruction by fire, blowout, storm or other casualty or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain of any of the Properties or portion thereof, in each case prior to Closing. Seller shall promptly notify Buyer of any Casualty Loss of which Sellers become aware. If any Casualty Loss occurs during the Closing Period, Sellers shall (i) transfer to Buyer at Closing such Property notwithstanding such Casualty Loss; (ii) transfer to Buyer full rights to receive all unpaid insurance proceeds, claims, awards and other payments arising out of such Casualty Loss; and (iii) pay to Buyer all sums paid to Sellers as insurance proceeds, awards or other payments arising out of such Casualty Loss.
11. Termination.
     11.1 Termination Events. If (a) the Closing has not occurred prior to the Closing Date, including any extensions of the Closing Date pursuant to Sections 11.2.1 or 11.2.2, (b) any condition to Buyer’s obligations set forth in Section 7 hereof is not satisfied and such condition is not waived by Buyer at or prior to the Closing, or (c) any condition to Sellers’

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obligations set forth in Section 8 hereof is not satisfied and such condition is not waived by Sellers at or prior to the Closing, Buyer or Sellers, as the case may be, may terminate this Agreement at its or their option, at or prior to the Closing Date, by notice to the other parties; provided, however, that neither Buyer nor Sellers may terminate this Agreement pursuant to Section 11.1(a) if at such time the party seeking to terminate this Agreement is in default hereunder and is thus unable to close. In addition, Sellers may terminate this Agreement pursuant and in accordance with Section 5.3 hereof.
     11.2 Effect of Termination.
     11.2.1 If Buyer lawfully terminates this Agreement pursuant to Section 11.1(b) above, then Sellers shall be entitled to a unilateral ten (10) day extension to cure the unsatisfied condition. If after the ten day extension, said condition is still not satisfied, Buyer shall receive the Performance Deposit as its sole remedy and liquidated damages.
     11.2.2 If Sellers lawfully terminate this Agreement pursuant to Section 11.1(c) above, then Buyer shall be entitled to a unilateral ten (10) day extension to cure the unsatisfied condition. If after the ten day extension, said condition is still not satisfied, Sellers shall retain the Performance Deposit as their sole remedy and liquidated damages.
     11.2.3 If Buyer lawfully terminates this Agreement pursuant to Section 11.1(a) above, then Buyer shall receive the Performance Deposit as its sole remedy and liquidated damages. If Sellers lawfully terminate this Agreement pursuant to Section 11.1(a) above, the Sellers shall retain the Performance Deposit as their sole remedy and liquidated damages.
     11.2.4 If Sellers lawfully terminate this Agreement pursuant to Section 5.3 hereof, then Buyer shall be entitled to receive from Sellers (a) the sum of the Performance Deposit plus $100,000 on the next Business Day after this Agreement is terminated and (b) all of its reasonably incurred fees and expenses in connection with the transactions contemplated by this Agreement which shall be paid within five Business Days after Buyer has provided Sellers with reasonable documentation of such expenses.
12. Assumption by Buyer; Assumed Obligations. At Closing, Buyer shall assume (a) the obligation to (i) plug and abandon or remove and dispose of all wells, platforms, structures, flow lines, pipelines, and the other equipment now or hereafter located on the Oil and Gas Properties and Surface Contracts, (ii) cap and bury all flow lines and other pipelines now or hereafter located on the Oil and Gas Properties and Surface Contracts, and (iii) dispose of naturally occurring radioactive material and all other pollutants, wastes, contaminants, or hazardous, extremely hazardous, or toxic materials, substances, chemicals or wastes now or hereafter located on the Oil and Gas Properties or Surface Contracts; (b) all obligations and liabilities arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to Substances produced from Oil and Gas Properties, whether on or after the Effective Date; and (c) all other costs, obligations and liabilities that arise under the Oil and

EXHIBIT 2.1
Gas Properties or Contracts or otherwise relate to the Properties and, in each case, arise from or relate to events occurring or conditions existing on or after the Effective Date or accrue on or after the Effective Date (collectively, the “Assumed Obligations”) All such plugging, replugging, abandonment, removal, disposal, and restoration operations shall be in compliance with applicable laws and regulations and contracts, and shall be conducted in a good and workmanlike manner.
13. Production, Proceeds, Expenses and Taxes.
     13.1 Division of Ownership. Except as set forth on Schedule 2.3.1(b), after the Closing, all Substances produced from the Oil and Gas Properties on or after the Effective Date and all Substances in tanks on the Effective Date shall be owned by Buyer. All Substances produced and sold from the Oil and Gas Properties prior to the Effective Date, shall be owned by Sellers. To the extent any Seller has sold its interest in Substances produced on or after the Effective Date but prior to the Closing and the Purchase Price has not been adjusted pursuant to Section 2.3 or 14.1 for such proceeds, such Seller shall deliver any proceeds such Seller receives for such Substances to Buyer promptly, but not later than thirty days after closing.
     13.2 Division of Expenses; Royalties. All costs and expenses incurred in connection with the Properties prior to the Effective Date shall be borne by Sellers. All costs and expenses incurred in connection with the Properties after the Effective Date, other than costs and expenses not assumed by Buyer under Section 12, shall be borne by Buyer. Notwithstanding the foregoing, Sellers shall retain responsibility for, and shall timely pay and discharge, all royalty payments related to the Properties, to the extent such payments related to production before the Effective Date (the “Royalties”). All real and personal property and severance taxes for the Properties (collectively, the “Taxes”) attributable to the period before the Effective Date shall be for the Sellers’ account and all Taxes attributable to the period after the Effective Date shall be for the Buyer’s account.
14. Final Accounting.
     14.1 Settlement Statement. As soon as practical and, in any event, no later than one hundred twenty (120) calendar days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Final Settlement Statement”) setting forth the adjustments to the Purchase Price in accordance with Section 2.3. The Final Settlement Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry. The Final Settlement Statement shall reflect all amounts shown on the Closing Statement and shall deduct all such amounts from the amounts calculated under the Final Settlement Statement. Within thirty calendar days after Sellers’ receipt of the Final Settlement Statement (but not earlier than one hundred twenty (120) calendar days after the Closing Date), Buyer and Sellers shall endeavor to agree on the final accounting.
     14.2 Arbitration of Final Settlement. If Sellers and Buyer cannot agree upon the Final Settlement Statement, the Seller and Buyer shall appoint an acceptable nationally-recognized accounting firm as the sole arbitrator under this Section to act as an arbitrator and to decide all points of disagreement with respect to the Final Settlement Statement, such

EXHIBIT 2.1
decision to be binding on both parties. If the parties are unable to agree upon the designation of a person as substitute arbitrator, then Sellers and/or Buyer may in writing request the Judge of the United States District Court for the Northern District of Texas senior in term of service to appoint the substitute arbitrator. The arbitration shall be conducted under the Texas General Arbitration Act and the rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and the terms hereof. The costs and expenses of the arbitrator, whether the firm designated above, or a third party appointed pursuant to the preceding sentence shall be shared equally by Sellers, on the one hand, and Buyer, on the other hand.
     14.3 Payment. Within five Business Days after the agreement of Sellers and Buyer on the Final Settlement Statement or after the decision of the arbitrator, Buyer or Sellers, as the case may be, shall promptly make a cash payment to the other equal to the sums as may be found to be due in the Final Settlement Statement. Upon the payment of any amounts due pursuant to the Final Settlement Statement, neither Sellers nor Buyer shall have any further claims based on the division of ownership or division of expenses as set forth in Sections 13.1 and 13.2 above.
15. Survival and Indemnification.
     15.1 Survival and Notice.
     15.1.1 The liability of Buyer under its representations and warranties contained in this Agreement shall survive the Closing and the execution and delivery of the assignments contemplated hereby until the first anniversary of the Closing.
     15.1.2 The liability of Sellers under its representations and warranties contained in this Agreement shall survive the Closing and the execution and delivery of the assignments contemplated hereby until the first anniversary of the Closing.
     15.2 Liabilities. The term “Liabilities” shall mean any and all direct, claims, notices of violation, administrative proceedings, suits, other legal proceedings, payments, charges, judgments, penalties, fines, including, without limitation, (i) penalties and interest on any amount payable to a third party as a result of the foregoing, (ii) any legal or other expenses reasonably incurred in connection with defending any claim, demand or legal proceeding, whether or not resulting in any liability, and (iii) all amounts paid in settlement of claims, demands, or legal proceedings.
     15.3 Sellers’ Indemnification. Sellers shall be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge, release, and defend Buyer, all of its affiliates, successors and permitted assignees, and all of their respective stockholders, directors, officers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against Liabilities, arising from, based upon, or related to (a) any act or omission by Sellers involving or relating to the Properties occurring before the Effective Date other than the Assumed Obligations; (b) any act or omission by Seller with respect to the Excluded Assets; (c) any brokers’ or finders’ fees or commissions arising with respect to brokers or finders retained or engaged by any person other than Buyer and

EXHIBIT 2.1
resulting from or relating to the transactions contemplated in this Agreement; (d) a breach of or the inaccuracy of any representation or warranty of Sellers contained herein or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement, including, without limitation, the special warranty of title of Sellers in the Assignment; and (e) the breach of, or failure to perform or satisfy, any of the covenants of Sellers set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement.
     15.4 Buyer’s Indemnification. Buyer shall be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge, release, and defend Sellers, their respective affiliates, and their successors and permitted assigns, and all of its respective stockholders, directors, officers, employees, agents and representatives (“Sellers Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with (a) the Assumed Obligations; (b) any act, omission or event involving or relating to the Properties occurring on or after the Effective Date; (c) the ownership or operation of the Properties on or after the Effective Date, except as may be covered in Section 15.3 above; (d) any brokers’ or finders’ fees or commissions arising with respect to brokers or finders retained or engaged by Buyer and resulting from or relating to the transactions contemplated in this Agreement; (e) the breach of or the inaccuracy of any representation or warranty of Buyer set forth in this Agreement or in any other agreement, instrument, document, or certificate executed or delivered in connection with this Agreement; and (f) the breach of, or failure to perform or satisfy any of the post-closing covenants of Buyer set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement.
     15.5 Limitations on Liability.
     15.5.1 After the Closing, any assertion by any Buyer Indemnified Parties that any Seller is liable (a) for the inaccuracy of any representation or warranty, (b) for the breach of any covenant, (c) for indemnity under the terms of this Agreement, or (d) otherwise in connection with this Agreement, must be made by Buyer in writing and must be given to Sellers on or before the first anniversary of the Closing Date. The notice shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Sellers to evaluate the assertion.
     15.5.2 After the Closing, any assertion by any Sellers Indemnified Parties that Buyer is liable (a) for any inaccuracy of any representation or warranty, (b) for the breach of any covenant, (c) for indemnity under the terms of this Agreement, or (d) otherwise in connection with this Agreement, must be made by a Seller in writing and must be given to Buyer on or before the first anniversary of the Closing Date; provided, however, that such limitations do not apply to any breach by Buyer of its responsibility for Assumed Obligations. The notice shall state the facts known to such Seller that give rise to such notice in sufficient detail to allow Buyer to evaluate the assertion.
     15.5.3 None of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification hereunder or to otherwise seek any damages or other

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remedies for or in connection with (1) the inaccuracy of any representations and warranties of Sellers contained in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; (2) the breach of, or failure to perform or satisfy any of the covenants of Sellers set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; or (3) any liabilities otherwise arising in connection with or with respect to the transactions contemplated in this Agreement until the aggregate amount of the Liabilities for such misrepresentations and breaches actually suffered by Buyer exceeds three percent of the Purchase Price, and then only to the extent of such excess.
     15.5.4 None of the Sellers Indemnified Parties shall be entitled to assert any right to indemnification hereunder or to otherwise seek any damages or other remedies for or in connection with (1) the inaccuracy of any representations and warranties of Buyer contained in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; (2) the breach of, or failure to perform or satisfy any of the covenants of Sellers set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; or (3) any liabilities otherwise arising in connection with or with respect to the transactions contemplated in this Agreement until the aggregate amount of the Liabilities for such misrepresentations and breaches actually suffered by Sellers exceeds three percent of the Purchase Price, and then only to the extent of such excess; provided, however, that such limitations do not apply to any breach by Buyer of its responsibility for Assumed Obligations.
     15.5.5 Neither Buyer nor Sellers shall not be required to indemnify any Sellers Indemnified Parties or Buyer Indemnified Parties or pay any other amount in connection with or with respect to the transactions contemplated in this Agreement in any amount exceeding in the aggregate twenty-five percent of the Adjusted Purchase Price; provided, however, that such limitations do not apply to any breach by Buyer of its responsibility for Assumed Obligations.
     15.5.6 The amount of any Liabilities for which any of the Buyer Indemnified Parties or Sellers Indemnified Parties is entitled to indemnification or other compensation under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement shall be reduced by any corresponding (1) tax benefit created or generated or (2) insurance proceeds realized or that could reasonably be expected to be realized by such party if a claim were properly pursued under the relevant insurance arrangements.
     15.5.7 NONE OF THE BUYER INDEMNIFIED PARTIES NOR THE SELLERS INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLERS OR BUYER, RESPECTIVELY, FOR ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY

EXHIBIT 2.1
AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT COSTS AND REASONABLE ATTORNEY FEES, SUFFERED BY SUCH PARTY. BUYER ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES AND SELLERS ON BEHALF OF EACH OF THE SELLERS INDEMNIFIED PARTIES WAIVES ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.
          15.6 Waiver of Representations.
          (a) THE EXPRESS REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT AND IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 9.2.1 ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, OR OTHER CONDITION OF THE PROPERTIES; OR THE OWNERSHIP OR OPERATION OF THE PROPERTIES OR ANY PART THEREOF.
          (b) EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN THIS AGREEMENT AND IN THE CERTIFICATE TO BE DELIVERED BY SELLERS PURSUANT TO SECTION 9.2.1, SELLERS EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES, ANY LIABILITY OR RESPONSIBILITY FOR, (i) ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY AND (ii) ANY STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER, INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLERS, ANY ENGINEER OR ENGINEERING FIRM OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE.
          (c) SELLERS EXPRESSLY DISCLAIM AND NEGATE AND BUYER HEREBY EXPRESSLY WAIVES ANY LIABILITY OR RESPONSIBILITY FOR (i) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE OIL AND GAS PROPERTIES; AND (ii) ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF ANY OF THE PROPERTIES OR ANY PART THERETO.
          (d) EXCEPT FOR THE EXPRESS REPRESENTATIONS CONTAINED IN THIS AGREEMENT AND IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 9.2.1 THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF

EXHIBIT 2.1
THE PROPERTIES ARE SOLD, AND BUYER ACCEPTS SUCH ITEMS “AS IS, WITH ALL FAULTS.”
     (e) THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT AND THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 9.2.1.
     (f) BUYER ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 15.6 ARE CONSPICUOUS.
     15.7 Waiver of Consumer Rights. BUYER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), OF THE TEXAS BUSINESS AND COMMERCE CODE (THE DTPA), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER. TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER REPRESENTS TO SELLERS THAT (i) IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (ii) IT IS REPRESENTED BY LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT; AND (iii) SUCH LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY SELLERS OR AN AGENT OF SELLERS.
16. Further Assurances. After the Closing, at the request and expense of Buyer but without further consideration, Sellers shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Properties, and if any of the Properties are incorrectly described, the description shall be corrected upon proof of the proper description. After the Closing, Sellers shall also use commercially reasonable efforts to obtain any consents or waivers of preferential rights to purchase that are applicable and identified by Buyer, and if waivers cannot be obtained, Sellers will assist Buyer (at Buyer’s sole risk and expense) in complying with any such provisions.
17. Access to Records by Seller. After the Closing Date, Sellers and their authorized representatives shall have reasonable access (including copying privileges at Seller’s sole cost and expense) during Buyer’s normal business hours to all the Data pertaining to the Properties for periods prior to the Effective Date for the purpose of prosecuting or defending claims, lawsuits or other proceedings, for audit purposes, or to comply with legal process, rules, regulations or orders of any governmental authority.
18. Notices. All notices required or permitted under this Agreement shall be in writing and, (a) if by air courier, shall be deemed to have been given one Business Day after the date deposited with a recognized carrier of overnight mail, with all freight or other charges prepaid, (b) if by telecopier, shall be deemed to have been given when actually received, and (c) if

EXHIBIT 2.1
mailed, shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid, addressed as follows:

If to Sellers:	Toreador Resources Corporation
Toreador Exploration & Production Inc.
Toreador Acquisition Corporation
4809 Cole Avenue
Suite 108
Dallas, Texas 75205
Attention: Chief Executive Officer
Telecopier: 214-559-3945

If to Buyer:	4809 Cole Avenue
Suite 347
Dallas, Texas 75205

Attention: William E. Campbell
Telecopier: 214-521-6890
“Business Day” shall mean a day other than Saturday or Sunday or any legal holiday for commercial banking institutions under the laws of the State of Texas.
19. Assignment. Neither Sellers nor Buyer may assign their respective rights or delegate their respective duties or obligations arising under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party; however, Buyer may assign all or part of its rights or delegate its duties and obligations hereunder to any affiliate of Buyer without obtaining the consent of Sellers. Any such assignment shall not relieve Buyer of its obligations under this Agreement. Buyer shall promptly notify Sellers of any such assignment.
20. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without giving effect to any principles of conflicts of laws. The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The representations and warranties contained in such conveyances and the remedies available because of a breach of such representations and warranties shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflicts of laws.
21. Expenses and Fees. Except as set forth in Section 11.2.4, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expense of its counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. Buyer shall be responsible for the cost of all fees for the recording of transfer documents described in Section 9.2. Buyer shall be responsible for any sales or other excise taxes resulting

EXHIBIT 2.1
from the transfer of the Properties to Buyer. Except as set forth in Section 11.2.4, all other costs shall be borne by the party incurring such costs.
22. Integration. This Agreement, the Exhibits hereto and the other agreements to be entered into by the parties under the provisions of this Agreement set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof.
23. Waiver or Modification. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by a duly authorized officer of Buyer and Sellers, or, in the case of a waiver or consent, by or on behalf of the party or parties waiving compliance or giving such consent. The failure of any party at any time or times to require performance of any provision of this Agreement shall not affect its right at a later time to enforce such provision. No waiver by any party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.
24. Headings. The Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.
25. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
26. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In addition, this Agreement may be executed in a number of counterparts, any one of which may contain the execution of either Buyer or Sellers, and all of such counterparts taken together shall constitute one completely executed original agreement.
27. Third Parties. Nothing in this Agreement shall entitle any person other than the parties hereto and their respective successors and permitted assigns to any claim, cause of action, benefit, remedy or right of any kind, except for the rights of Buyer Indemnified Parties and Sellers Indemnified Parties.
28. Like Kind Exchanges. Each party consents to the other party’s assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in section 1.031(k)-1(g)(4)(v) of the Treasury Regulations (as defined below)), or its Qualified Exchange Accomodations Titleholder (as that term is defined in Rev. Proc. 2000-37), in

EXHIBIT 2.1
connection with effectuation of a like-kind exchange. However, Sellers and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary or to a Qualified Exchange Accomodation Titleholder does not release either party from any of their respective liabilities and obligations to each other under this Agreement. Each party agrees to cooperate with the other to attempt to structure the transaction as a like-kind exchange. The term “Treasury Regulations” means all proposed, temporary, and final regulations promulgated under the Code, as in effect from time to time. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of any succeeding law.
[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT – PAGE 1 OF 2]
     IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Agreement as of the date set forth above.

BUYER:

RTF Realty Inc., a Texas corporation

By:	/s/ William E. Campbell

Name: William E. Campbell
Title: President

EXHIBIT 2.1
[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT – PAGE 2 OF 2]

SELLERS:

Toreador Resources Corporation, a Delaware corporation

By:	/s/ Charles Campise
Name: Charles Campise
Title: VP Finance & Accounting

Toreador Exploration & Production Inc., a Texas corporation

By:	/s/ Charles Campise
Name: Charles Campise
Title: VP Finance & Accounting

Toreador Acquisition Corporation., a Delaware corporation

By:	/s/ Charles Campise
Name: Charles Campise
Title: VP Finance & Accounting

EXHIBIT 2.1
ANNEX I
CERTIFICATE OF SELLERS
     Pursuant to the Agreement for Purchase and Sale (“Agreement”) by and between Toreador Resources Corporation, Toreador Exploration & Production Inc. and Toreador Acquisition Corporation (collectively, the “Sellers”) and RTF Realty Inc. (“Buyer”), Sellers hereby represent , warrant, and affirm to Buyer as follows:
1. Sellers have performed and complied in all material respects with each of the covenants and conditions required by the Agreement to be performed or complied with by each of the Sellers before or at the time of execution of this Certificate; and
2. Each representation and warranty made by Sellers under the Agreement was true and correct in all material respects as of the date when made and is hereby made again as of the date of this Certificate and is, as of the date of this Certificate, true and correct in all material respects, except for changes specifically contemplated under the Agreement and except to the extent the failure of any such representations and warranties to be true and correct would not reasonably be expected to cause a material adverse effect on Sellers or the Properties excluding (a) any general, regional, industry-wide, economic, or political event, occurrence, development, or condition (including, without limitation, the price of Substances), whether domestic or international, and (b) any change in the condition of any portion of the Oil and Gas Properties during the period from the date of this Agreement through the Effective Date resulting from normal depletion of hydrocarbon reserves.
3. Defined terms used in this Certificate shall have the same meaning assigned to such terms in the Agreement.
     This Certificate is executed this ___ day of ___, 2007.

TOREADOR RESOURCES CORPORATION TOREADOR EXPLORATION & PRODUCTION INC. TOREADOR ACQUISTION CORPORATION

By:
Name:
Title:

EXHIBIT 2.1
ANNEX II
CERTIFICATE OF BUYER
     Pursuant to the Agreement for Purchase and Sale (“Agreement”) by and between Toreador Resources Corporation, Toreador Exploration & Production Inc. and Toreador Acquisition Corporation (collectively, the “Sellers”) and RTF Realty Inc. (“Buyer”), Buyer hereby represents, warrants, and affirms to Sellers as follows:
     1. Buyer has performed and complied in all material respects with each of the covenants and conditions required by the Agreement to be performed or complied with by it before or at the time of execution of this Certificate; and
     2. Each representation and warranty made by Buyer under the Agreement was true and correct in all material respects as of the date when made and is hereby made again as of the date of this Certificate and is, as of the date of this Certificate, true and correct in all material respects, except for changes specifically contemplated under the Agreement.
     This Certificate is executed this                      day of                     , 2007.

RTF Realty Inc.

By:

Name:

Title:

EXHIBIT 2.1
ANNEX III
ASSIGNMENT AND BILL OF SALE
THE STATE OF TEXAS
COUNTY OF
     This Assignment and Bill of Sale (“Assignment”) is executed and delivered by Toreador Resources Corporation, a Delaware corporation, Toreador Exploration & Production Inc. and Toreador Acquisition Corporation (collectively, the “Assignors”), to RTF Realty Inc., a Texas corporation (“Assignee”) pursuant to the terms of that certain Agreement for Purchase and Sale dated August 2, 2007 by and between Assignors and Assignee (the “PSA”).
Assignors, for valuable considerations, the receipt and sufficiency of which are hereby acknowledged, do by these presents GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER and DELIVER unto Assignee the undivided interest of Assignors set forth in Exhibit “A” in and to the following properties (the “Properties”):
     A. The properties described in Exhibit “A” attached hereto and any rights that arise by operation of law or otherwise in all properties and lands pooled, unitized, communitized or consolidated with such properties (the “Oil and Gas Properties”).
     B. All oil, condensate or natural gas wells, water source wells, and water and other types of injection wells either located on the Oil and Gas Properties or held for use in connection with the Oil and Gas Properties under a Surface Contract, whether producing, operating, shut-in or temporarily abandoned (the “Wells”).
     C. All severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Oil and Gas Properties and either (a) in storage tanks on the Effective Date or (b) sold on or after the Effective Date (the “Substances”).
     D. All leases, easements, privileges, permits, servitudes, options, orders, right-of-way agreements, licenses or other agreements relating to the use or ownership of surface and subsurface properties and structures that are used or held for use in connection with the exploration and production of Substances from the Oil and Gas Properties (“Contracts”).
     E. All physical facilities or interests therein, equipment and fixtures of every type and description to the extent that the same are used or held for use in connection with the ownership or operation of the properties described in paragraphs A, B, C and D above, which property is more fully described in Section 1.1.5 of the PSA.
     F. All abstracts of title, title opinions, title reports, title policies, title files, lease and land files, ownership records, maps, surveys, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical and engineering records, interpretations and other analyses, compilations, correspondence, magnetic

EXHIBIT 2.1
tapes, filings with and reports to regulatory agencies, other technical data, books, records and all other documents and instruments that relate to the properties described in paragraphs A through I, inclusive, and which properties are more fully described in Section 1.1.6 of the PSA (the “Data”).
     G. All contracts, commitments, agreements and arrangements that in any way relate to the Properties and the production, storage, treatment, transportation, processing, purchase, sale, disposal or other disposition of Substances therefrom described in Paragraphs A through I, and any and all amendments, ratifications or extensions of the foregoing, all of which are more fully described in Section 1.1.7 of the Agreement (the “Contracts”).
     H. All franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights, that relate to the Properties or the ownership or operation of any thereof.
     I. All (a) accounts, instruments and general intangibles attributable to the properties described in paragraphs A through I, inclusive, and (b) liens and security interests in favor of Sellers whether choate or inchoate, under any law, rule or regulation or under the Contracts (i) arising from the ownership and operation, or sale or other disposition on or after the Effective Date of any of the properties described in Paragraphs A through I, inclusive, or (ii) arising in favor of Assignors as the operator of certain of the Oil and Gas Properties.
Without limiting the foregoing, all interests, lands and leases, whether now owned by Assignors or hereafter acquired by operation of law or otherwise that relate to the Properties are intended to be conveyed hereby, even though the Assignors’ interest in said lands or leases be incorrectly described in, or a description of such interest be omitted from, Exhibit “A.”
TO HAVE AND TO HOLD all and singular the Properties, together with all rights, titles, interests, estates, remedies, powers and privileges thereunto appertaining unto Assignee and their respective successors, legal representatives and assigns forever. This instrument is delivered without any warranty of title, expressed, implied or statutory and without any other representation or warranty regarding any other matter except as expressly stated in the PSA; provided, however, this Assignment is made with full substitution and subrogation of Assignee in and to all covenants and warranties by others heretofore given or made in respect of the Properties or any part thereof.
Without limiting the foregoing in any respect, ASSIGNORS EXPRESSLY DISCLAIM AND NEGATE AND ASSIGNEE HEREBY EXPRESSLY WAIVES ANY LIABILITY OR RESPONSIBILITY FOR (i) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE OIL AND GAS PROPERTIES; AND (ii) ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF ANY OF THE PROPERTIES OR ANY PART THERETO. EXCEPT FOR THE EXPRESS REPRESENTATIONS CONTAINED IN PURCHASE AGREEMENT, THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT,

EXHIBIT 2.1
IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE PROPERTIES ARE SOLD, AND BUYER ACCEPTS SUCH ITEMS “AS IS, WITH ALL FAULTS.”
     This Assignment and Bill of Sale may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same Assignment and Bill of Sale.

EXHIBIT 2.1
     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed on this, the ___ day of ___, 2007. This Assignment shall be effective at 12:01 a.m. (in the locale where the Properties are located) on September 1, 2007 (the “Effective Date”).

ASSIGNORS:

TOREADOR RESOURCES CORPORATION

By:

Name:

Title:

TOREADOR EXPLORATION & PRODUCTION INC.

By:

Name:

Title:

TOREADOR ACQUISTION CORPORATION

By:

Name:

Title:

EXHIBIT 2.1

ASSIGNEE:

RTF Realty Inc.

By:

Name:

Title:

Address of Assignors:	Address of Assignee:
Toreador Resources Corporation	RTF Realty Inc.
Toreador Exploration & Production Inc.	4809 Cole Ave.
Toreador Acquisition Corporation	Suite 347
4809 Cole Avenue	Dallas, Texas 75205
Suite 108
Dallas, Texas 75205	Attention: William E. Campbell
Attention: Chief Executive Officer	Telecopier: 214-521-6890
Telecopier: 214-559-3945

EXHIBIT 2.1

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
This instrument was acknowledged before me on                     , 2007, by                     , the                                          of Toreador Resources Corporation, a Delaware corporation, on behalf of said Corporation.

Notary Public in and for
The State of
Name:

My Commission Expires:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
This instrument was acknowledged before me on                     , 2007, by                     , the                                          of Toreador Exploration & Production Inc., a Texas corporation, on behalf of said Corporation.

Notary Public in and for
The State of
Name:

My Commission Expires:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
This instrument was acknowledged before me on                     , 2007, by                     , the                                          of Toreador Acquisition Corporation., a Delaware corporation, on behalf of said Corporation.

Notary Public in and for
The State of
Name:

My Commission Expires:

EXHIBIT 2.1

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
This instrument was acknowledged before me on                     , 2007, by                                         , the                                                              of RTF Realty Inc., a Texas corporation, on behalf of said Corporation.

Notary Public in and for
The State of
Name:

My Commission Expires:

EXHIBIT 2.1
EXHIBIT “A”
TO
ASSIGNMENT AND BILL OF SALE
[To be Attached]

EXHIBIT 2.1
INDEX OF EXHIBITS AND SCHEDULES
Exhibit 1.1.1 – Oil and Gas Properties
Schedule 2.3.1(b) – Sellers’ Substances in the Tank